Exhibit C-50

CITY OF BURLINGTON, KANSAS

and

KANSAS CITY POWER & LIGHT COMPANY

EQUIPMENT SUBLEASE AGREEMENT

Dated as of August 1, 1998

         The interest of the City of Burlington, Kansas (the "Issuer"), in the Subrentals and other moneys payable by the Company to the Issuer under this Equipment Sublease Agreement, except rights to payments under Sections 4.3(d), 6.4 and 8.4 of this Equipment Sublease Agreement, and certain other rights of the Issuer under this Equipment Sublease Agreement have been assigned and pledged to The Bank of New York, as Trustee, under the Indenture of Trust dated as of August 1, 1998, from the Issuer, to secure Environmental Improvement Revenue Refunding Bonds (Kansas City Power & Light Company Project) Series 1998A, Series 1998B, Series 1998C and Series 1998D
of the Issuer.

Relating to
City of Burlington, Kansas
Environmental Improvement Revenue Refunding Bonds
(Kansas City Power & Light Company Project)
Series 1998A, Series 1998B, Series 1998C and Series 1998D

EQUIPMENT SUBLEASE AGREEMENT
(This Table of Contents is for convenience of reference only and is not a part of this Equipment Sublease Agreement)

i

ii

SECTION 10.10.	Approvals	19
SECTION 10.11.	Covenant Against Default	19
SECTION 10.12.	References to Bonds Ineffective After Bonds Paid	19
SECTION 10.13.	If Payment or Performance Date a Non-Business Day	19
SECTION 10.14.	Headings Not Part of Lease	19
SECTION 10.15.	Execution of Counterparts	19
SECTION 10.16.	Kansas Law Governs	20

Signature and Seals		20

Exhibit A - The Project
Exhibit B - The Project Site

iii

EQUIPMENT SUBLEASE AGREEMENT

          THIS EQUIPMENT SUBLEASE AGREEMENT (this "Sublease"), made and entered into as of August 1, 1998, by and between the CITY OF BURLINGTON, KANSAS, a municipal corporation organized and existing under the laws of the State of Kansas (the "Issuer"), and KANSAS CITY POWER & LIGHT COMPANY, a Missouri corporation duly qualified and admitted to do business in the State of Kansas (the "Company").

          WITNESSETH: In consideration of the respective representations and agreements hereinafter contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

          All words and terms defined in Article I of the Indenture shall have the same meanings in this Sublease. In addition, the following term shall have the following meaning when used in this Sublease.

          "Indenture" means the Indenture of Trust relating to the Bonds, including any indentures supplemental thereto as therein permitted, between the Issuer and The Bank of New York, as trustee, of even date herewith, pursuant to which the Bonds are authorized to be issued.

ARTICLE II
REPRESENTATIONS

          SECTION 2.1.     Representations by the Issuer. The representations of the Issuer set forth in Section 2.2 of the Lease are incorporated herein by reference with the same effect as though set forth herein.

          SECTION 2.2.     Representations by the Company. The representations of the Company set forth in Section 2.1 of the Lease are incorporated herein by reference with the same effect as though set forth herein.

ARTICLE III
SUBLEASE OF PROJECT; PRIOR RIGHTS

          SECTION 3.1.     Sublease of the Project. Simultaneously with the delivery of this Sublease, the Company has leased to the Issuer the property now in existence or hereafter to be provided and defined herein as the Project. The Issuer hereby demises and subleases to the Company, and the Company hereby subleases from the Issuer, for the Sublease Term (unless sooner terminated in a manner authorized hereby), subject to Permitted Encumbrances, the Project for the Subrentals and other amounts set forth in Section 4.3 and in accordance with the provisions of this Sublease.

          SECTION 3.2.     Rights of Company Indenture Bondholders. It is understood and agreed by the Issuer and the Company, and it is hereby represented by them, that all rights of the Issuer with respect to the Project shall at all times be subject and subordinate to all Permitted Encumbrances, including the lien of the Company Indenture and all other rights, including the right to take possession of the Project, of the Mortgage Trustee or the holders of the mortgage bonds of the Company issued and outstanding or to be issued and outstanding under the Company Indenture; provided that nothing in any Permitted Encumbrance, including the Company Indenture, or in this Section 3.2 shall in any way be construed to affect or diminish the obligation of the Company to pay all amounts required to be paid by it under the terms of this Sublease. The Company may at any time take any action pursuant to the Company Indenture as may be necessary to protect and preserve the lien thereof in the property constituting the Project and to permit the Company to issue mortgage bonds pursuant to the terms of the Company Indenture on the basis of such property.

ARTICLE IV
EFFECTIVE DATE OF THIS SUBLEASE;
DURATION OF SUBLEASE TERM; SUBRENTAL PROVISIONS

          SECTION 4.1.     Effective Date of this Sublease; Duration of Sublease Term. This Sublease shall become effective upon its delivery. Subject to the provisions of this Sublease (including particularly Articles VIII and IX), (a) this Sublease of the portion of the Project described in Section I of Exhibit A shall expire on the day following the latest maturity date of the Series 1998A Bonds and Series 1998B Bonds, or on the day following the date for redemption of all outstanding Series 1998A Bonds and Series 1998B Bonds or, if all of the Series 1998A Bonds and Series 1998B Bonds shall not then have been duly paid and retired on either of such dates (or provision for such payment made as provided in Article VII of the Indenture), on the day following such date as such payment or provision therefor shall have been made, and (b) this Sublease of the portion of the Project described in Section II of Exhibit A shall expire on the day following the latest maturity date of the Series 1998C Bonds and Series 1998D Bonds, or on the day following the date for redemption of all outstanding Series 1998C Bonds and Series 1998D Bonds or, if all of the Series 1998C Bonds and Series 1998D Bonds shall not then have been duly paid and retired on either of such dates (or provision for such payment made as provided in Article VII of the Indenture), on the day following such date as such payment or provision therefor shall have been made.

          SECTION 4.2.     Surrender and Acceptance of Possession. The Issuer agrees to deliver to the Company sole and exclusive possession of the Project (subject to the right of the Issuer and the Trustee to enter thereon for inspection purposes pursuant to Section 6.2) on the date of delivery hereof, and the Company agrees to accept possession of the Project at such time. The Issuer covenants and represents that so long as the Company has paid when due the Subrentals and all other sums payable by it hereunder and has duly observed all the covenants and agreements herein contained on its part to be performed, the Company shall have, hold and enjoy, during the Sublease Term, peaceful, quiet and undisturbed possession of the Project subject to the terms and provisions hereof, and the Issuer shall from time to time take all necessary action, at the request of the Company or otherwise, to that end.

          SECTION 4.3.     Subrentals and Other Amounts Payable. The Company agrees to pay the amounts required by subsections (a), (b), (c) and (d) of this Section 4.3.

          (a)     On or before each principal or interest payment date of the Bonds until the principal of, premium, if any, and interest on the Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with Article VII of the Indenture, the Company shall pay to the Trustee, as the assignee of the Issuer, in funds which will be immediately available to the Trustee on the date payment is due, from time to time as Subrentals in respect of the Project, amounts which shall correspond to the payments in respect of the principal of, premium, if any, and interest on the Bonds whenever and in whatever manner the same shall become due, whether at stated maturity, upon redemption or declaration or otherwise.

          The Company will pay also to the Tender Agent, on each day on which a payment of purchase price of a Bond which has been tendered shall become due, an amount which, together with other moneys held by the Tender Agent or the Trustee under the Indenture and available therefor, will enable the Tender Agent to make such payment in full in a timely manner.

          In furtherance of the foregoing, so long as any Bonds are outstanding the Company will pay all amounts required to prevent any deficiency or default in any payment of the Bonds, including any deficiency caused by an act or failure to act by the Trustee, the Company, the Issuer, the Remarketing Agent, the Auction Agent, the Tender Agent or any other person.

          All amounts payable under this Section 4.3 by the Company are assigned by the Issuer to the Trustee pursuant to the Indenture for the benefit of the Bondholders. The Company consents to such assignment. Accordingly, the Company will pay directly to the Trustee at its principal corporate trust office all payments payable by the Company pursuant to this Section 4.3. The Company need not pay any amount paid to Bondholders under a Support Facility, if any.

          (b)     Until the principal of, premium, if any, and interest on the Bonds shall have been fully paid, the Company shall pay the fees and expenses of the Trustee, the Remarketing Agent, the Tender Agent, the Auction Agent, the Broker Dealers, the Securities Depository and all other fiduciaries and agents serving under the Indenture (including reasonable counsel fees of the Trustee), as and when the same become due. The obligation of the Company under this Subsection 4.3(b) shall survive termination of this Sublease.

          (c)     If the Company shall fail to make any payment required by subsection (a) of this Section 4.3, the payment so in default shall continue as an obligation of the Company until the amount in default shall have been fully paid, and the Company agrees to pay the same with interest, to the extent permitted by law, on overdue payments at the rate of interest on the Bonds.

          (d)     The Company agrees to pay, upon written request of the Issuer, until the principal of, premium, if any, and interest on the Bonds shall have been fully paid, an amount equal to the reasonable costs and expenses of the Issuer (including reasonable counsel fees) incurred in connection with the administration of the Project; provided that so long as the Company is not in default hereunder no such cost or expense shall be incurred without the prior consent of the Company Representative designated pursuant to Section 4.3 of the Lease.

          SECTION 4.4.     Notices Under the Indenture; Support Facility. The Company shall give timely written notice to the persons noted in Section 2.02(b) of the Indenture as required by such Section 2.02(b), prior to any change in the method of determining interest on the Bonds. Notwithstanding the foregoing, the Company shall use its best efforts to notify the Issuer as early as possible prior to electing a Long-Term Interest Rate Period or Long-Term Auction Period of three years or longer duration. In addition, if the Company shall elect to change the method of determining interest on any series of Bonds, the Company shall deliver to the persons noted in Section 2.02(b) of the Indenture concurrently with the giving of notice with respect thereto, and no such change shall be effective without, a Favorable Opinion of Tax Counsel, if required by the Indenture. The Company will also notify the Tender Agent of its election pursuant to Section 3.07 of the Indenture to direct the Tender Agent to purchase certain Bonds in lieu of redemption.

          Any Support Facility delivered by the Company pursuant to the Indenture must comply with the provisions of the Indenture, including but not limited to, Article V thereof.

          SECTION 4.5.     Obligations of Company Unconditional. The obligations of the Company to pay Subrentals and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional and without any defense or any right of abatement, diminution, counterclaim or setoff. Until such time as the principal of, premium, if any, and interest on the Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with Article VII of the Indenture, the Company (i) will not suspend or discontinue or permit the suspension or discontinuance of any payment of Subrentals, (ii) will perform and observe all of its other agreements contained in this Sublease, and (iii) except as provided in Sections 9.1 and 9.2, will not terminate the Sublease Term for any cause including, without limiting the generality of the foregoing, any acts or circumstances that may constitute failure or defect of title to the Project or any part thereof, eviction or constructive eviction, failure of consideration, destruction of or damage to the Project, commercial frustration of purpose, any change in the tax or other laws of the United States of America or of the State, or any political subdivision of either thereof, or any failure of the Issuer to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with this Sublease. Nothing contained in this Section 4.5 shall be construed to release the Issuer from the performance of any of the agreements on its part herein contained; and in the event the Issuer should fail to perform any such agreement on its part, the Company may institute such action against the Issuer as the Company may deem necessary to compel performance or recover its damages for non-performance so long as such action shall not violate the agreements on the part of the Company contained in the first and second sentences of this Section 4.5 or decrease the Subrentals required to be paid by the Company pursuant to Section 4.3. The Company may, however, at its own cost and expense and in its own name or in the name of the Issuer, prosecute or defend any action or proceeding or take any other action involving third persons which the Company deems reasonably necessary in order to secure or protect its right of possession, occupancy and use hereunder, and in such event the Issuer hereby agrees to cooperate fully with the Company and to take all action necessary to effect the substitution of the Company for the Issuer in any action or proceeding if the Company shall so request.

          SECTION 4.6.     Assignment and Pledge of Subrentals, Rights under the Sublease. Pursuant to the Granting Clauses of the Indenture, the Issuer is concurrently assigning this Sublease and pledging and granting a security interest in all moneys receivable hereunder (except for payments under Sections 4.3(d), 6.4 and 8.4) to the Trustee as security for payment of the principal of, premium, if any, purchase price of and interest on the Bonds. The Company assents to assignment of the Sublease and the Subrentals receivable hereunder and hereby agrees that, as to the Trustee, its obligation to make such payments shall be absolute and unconditional and without any defense or right of abatement, diminution, counterclaim or setoff arising out of any breach by the Issuer or the Trustee of any obligation to the Company, whether hereunder or otherwise, or out of any indebtedness or liability at any time owing to the Company by the Issuer or the Trustee.

          To the extent, if any, that this Sublease constitutes chattel paper (as such term is defined in the Kansas Uniform Commercial Code as in effect), no security interest in this Sublease may be created by the transfer of possession of any counterpart thereof other than the original counterpart which shall be identified as the counterpart containing the receipt therefor executed by the Trustee on or immediately following the signature page hereof.

ARTICLE V
MAINTENANCE; CHANGES IN AND REMOVAL OF PORTIONS
OF THE PROJECT: TAXES AND INSURANCE

          SECTION 5.1.     Maintenance; Changes and Removal of Portions of the Project by Company. The Company agrees that during the Lease Term it will at its own expense pay all costs and expenses of operation, maintenance and upkeep of the Project.

          The Company shall be authorized to change the Project by omitting, adding or substituting components of the Project including buying, selling or otherwise changing percentage interests in, or portions of, such components of the Project. The Company shall not be under any obligation to renew, repair or replace any inadequate, obsolete, worn out, unsuitable, undesirable or unnecessary portion of the Project. In any instance where the Company determines that any portion of the Project has become inadequate, obsolete, worn out, unsuitable, undesirable or unnecessary, the Company may remove such portion of the Project and sell, trade in, exchange or otherwise dispose of such removed portion. The making of the aforesaid changes and the removal of portions of the Project shall be subject to the Company obtaining a legal opinion in accordance with Section 5.2 if such opinion is required by that Section 5.2.

          Any portion of the Project or percentage interest in any portion of the Project changed or removed pursuant to this Section 5.1 may be disposed of by the Company free from any interest of the Issuer under this Sublease or the Trustee under the Indenture. The removal of any portion of the Project pursuant to the provisions of this Section 5.1 shall not entitle the Company to any abatement or diminution of Subrentals.

          In the event of any change provided for herein, the Company and the Issuer shall revise Exhibit A to this Sublease to reflect such change and mail a copy of such revised Exhibit A to the Trustee. The consent of the Trustee shall not be required for any such revision of Exhibit A.

          SECTION 5.2.     Legal Opinion Relating to Changes or Removal of Portions of the Project. If a change in the Project or the removal of a portion of the Project pursuant to Section 5.1 would alter the physical character, useful life, or function of the Project or any substantial part thereof, the Company, prior to making any such change or removing any such portion, shall file with the Issuer and the Trustee a Favorable Opinion of Tax Counsel with respect to such change or removal.

          SECTION 5.3.     Taxes and Other Governmental Charges and Utility Charges. The Company will promptly pay, as the same respectively become due, all taxes and governmental charges of any kind whatsoever that may at any time be lawfully assessed or levied against the Company or the Issuer with respect to the Project or any portion thereof or with respect to the original issuance of the Bonds, including, without limiting the generality of the foregoing, any taxes levied against the Company or the Issuer upon or with respect to the income or profits of the Issuer from the Project or a charge on the Subrentals prior to or on a parity with the charge under the Indenture thereon and the pledge or assignment thereof to be created and made in the Indenture, and including all payments in lieu of taxes lawfully required to be paid or assessments lawfully imposed, all ad valorem taxes lawfully assessed upon the Project, all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Project, all assessments and charges lawfully made by any governmental body against the Company or the Issuer for or on account of the Project and in addition any excise tax levied against the Company or the Issuer on the Subrentals, provided that, with respect to special assessments or other governmental charges that may lawfully be paid in installments over a period of years, the Company shall be obligated to pay only such installments as are required to be paid during the Lease Term.

          If the Company shall first notify the Trustee of its intention so to do, the Company may, at its expense and in its own name and behalf or in the name and behalf of the Issuer, in good faith contest any such taxes, assessments and other charges and, in the event of any such contest, may permit the taxes, assessments or other charges so contested to remain unpaid during the period of such contest and any appeal therefrom unless the Issuer or the Trustee shall notify the Company that by nonpayment of any such items the lien of the Indenture as to any part of the Subrentals will be subject to loss or forfeiture, in which event such taxes, assessments or charges shall be paid promptly or secured by posting a bond, in form satisfactory to the Issuer, with the Trustee. The Issuer will cooperate fully with the Company in any such contest.

          SECTION 5.4.     Insurance Required. The Company agrees that throughout the Lease Term it will keep the Plant, including the Project, continuously insured in accordance with the applicable provisions of the Company Indenture, or cause the Plant to be so insured.

ARTICLE VI
SPECIAL COVENANTS

          SECTION 6.1.     No Warranty of Condition or Suitability by the Issuer. The Issuer makes no warranty, either express or implied, as to the condition of the Project or as to the suitability thereof for the Company's purposes or needs.

          SECTION 6.2.     Access to the Project. The Company agrees that the Issuer and the Trustee and their duly authorized agents shall, subject to advance written notice and such other limitations, restrictions and requirements as the Company may reasonably prescribe for Plant security and safety reasons, at all reasonable times have such rights of access to the Project as may be reasonably necessary for the inspection of the Project during the Sublease Term.

          SECTION 6.3.     Company to Maintain its Corporate Existence; Conditions Under Which Exceptions Permitted. The Company agrees that during the Lease Term it will maintain in good standing its corporate existence and its qualification to do business in the State, will not dissolve or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it; provided that the Company may, without violating the agreement contained in this Section 6.3, consolidate with or merge into another corporation, or permit one or more other corporations to consolidate with or merge into it, or sell or otherwise transfer to another corporation all or substantially all of its assets as an entirety and thereafter dissolve, if (a) all restrictions relating thereto in the Company Indenture are satisfied and (b) the surviving, resulting or transferee corporation (if other than the Company) is a corporation validly organized and existing in good standing under the laws of one of the states of the United States, irrevocably and unconditionally assumes in writing all of the obligations of the Company hereunder in an instrument which is satisfactory in form and delivered to the Issuer and the Trustee and is qualified to do business in the State.

          SECTION 6.4.     Release and Indemnification Covenants. The Company releases the Issuer from, agrees that the Issuer shall not be liable for and agrees to hold the Issuer harmless against any loss or damage to property or any injury to or death of any person that may be occasioned by any defect in the Project or by any cause whatsoever pertaining to the Project or the use thereof; provided that the indemnity provided in this Section 6.4 shall be effective only to the extent of any loss that might be sustained by the Issuer in excess of the proceeds received from any insurance carried with respect to the loss sustained.

          The Company will indemnify and hold the Issuer and the Trustee free and harmless from any loss, claim, damage, tax, penalty, liability (including but not limited to, liability for any patent infringement), disbursement, litigation expenses, attorneys' fees and expenses or court costs arising out of, or in any way relating to, the execution or performance of the Lease, this Sublease, the Indenture, the issuance or sale of the Bonds, acceptance or administration of the trust or other duties under the Indenture or any other cause whatsoever pertaining to the Project, except in any case as a result of the negligence or bad faith of the Issuer or the Trustee.

          The obligations of the Company under this Section 6.4 shall survive termination of this Sublease.

          SECTION 6.5.     Financial Statements of Company. The Company agrees that during the Lease Term it will furnish to the Trustee and the Issuer audited financial statements of the Company, for and as of the end of each fiscal year of the Company, within 120 days after the end thereof, or if not then available, as soon as available, as included in the annual report of the Company to its shareholders, or, in lieu of such audited financial statements, this requirement may be satisfied by furnishing to the Trustee and Issuer, within 120 days after the end of such fiscal year, the annual report of the Company for such fiscal year in the form distributed to the shareholders of the Company.

          Delivery of such information and documents to the Trustee is for informational purposes only and the Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company's compliance with any of its covenants hereunder.

          SECTION 6.6.     Granting of Easements. The Issuer acknowledges the right of the Company, as lessor under the Lease, to grant non-exclusive easements, licenses, rights-of-way and other rights or privileges in the nature of easements with respect to any property or rights subject to this Sublease or the Lease.

          SECTION 6.7.     No Supplements or Amendments to the Indenture to Which Company Objects. So long as the Company is not in default hereunder, the Issuer agrees it will not enter into any supplement or amendment to the Indenture proposed under Article XI thereof if the Company reasonably objects to such supplement or amendment in writing.

          SECTION 6.8.     Company's Obligation with Respect to Exclusion of Interest Paid on the Bonds. Notwithstanding any other provision hereof, the Company covenants and agrees that it will not knowingly take or authorize or permit, to the extent such action is within the control of the Company, any action to be taken with respect to the Project, or the proceeds of the Bonds (including investment earnings thereon), insurance, condemnation, or any other proceeds derived directly or indirectly in connection with the Project, which will result in the loss of the exclusion of interest on the Bonds from federal gross income under Section 103 of the Code (except for any Bond during any period while any such Bond is held by a person referred to in Section 103(b)(13) of the 1954 Code); and the Company also will not knowingly omit to take any action in its power which, if omitted, would cause the above result. The Company covenants for the benefit of the Bondholders to comply with all of the requirements of Section 6.03 of the Indenture. This provision shall control in case of conflict or ambiguity with any other provision of this Sublease.

          The Company covenants and agrees to notify the Trustee and the Issuer of the occurrence of any event of which the Company has notice and which event would require the Company to prepay the amounts due hereunder because of a redemption of the Bonds upon a determination of taxability.

          SECTION 6.9.     Covenants and Representations with Respect to Arbitrage. The Issuer, to the extent it has any control over proceeds of the Bonds, and the Company covenant and represent to each other and to and for the benefit of the purchasers and owners of the Bonds from time to time outstanding that so long as any of the Bonds remain outstanding, moneys on deposit in any fund in connection with the Bonds, whether or not such moneys were derived from the proceeds of the sale of the Bonds or from any other sources, will not be used in a manner which will cause the Bonds to be "arbitrage bonds" within the meaning of Section 148 of the Code, and any lawful regulations promulgated thereunder, including Sections 1.148-1 through 1.148-11 and 1.150-1 and 1.150-2 of the Income Tax Regulations, as the same exist on this date, or may from time to time hereafter be amended, supplemented or revised. The Company also covenants for the benefit of the Bondholders to comply with all of the provisions of the Tax Agreement. The Company reserves the right, however, to make any investment of such moneys permitted by State law, if, when and to the extent that said Section 148 or regulations promulgated thereunder shall be repealed or relaxed or shall be held void by final judgment of a court of competent jurisdiction, but only upon receipt of a Favorable Opinion of Tax Counsel with respect to such investment.

          SECTION 6.10.     Use of Facilities. The Project shall be used for air and water pollution control facilities and solid waste disposal facilities as described in Section 103(b)(4)(E) and (F) of the 1954 Code, or for any other purpose specified under Section 103(b)(4) of the 1954 Code.

          SECTION 6.11.     Payment of Prior Bonds. The Company shall, at its own expense, pay to the Prior Trustees all amounts in excess of the proceeds of the Bonds and other moneys available to the Prior Trustees necessary to accomplish the refunding of the Prior Bonds as described in Section 4.01 of the Indenture.

ARTICLE VII
ASSIGNMENT, RESUBLEASING AND TRANSFER

          SECTION 7.1.     Assignment and Resubleasing. This Sublease may be assigned, and the Project may be resubleased as a whole or in part, by the Company without the necessity of obtaining the consent of either the Issuer or the Trustee, subject, however, to each of the following conditions:

          (a)     No assignment or resubleasing (other than pursuant to Section 6.3) shall relieve the Company from liability for any of its obligations hereunder, and in the event of any such assignment or resubleasing the Company shall continue to remain primarily liable for payment of the Subrentals and for performance and observance of the other agreements on its part herein provided to be performed and observed by it to the same extent as if no assignment or resublease had been made.

          (b)     The assignee or resublessee shall irrevocably and unconditionally assume in writing, in an instrument which is satisfactory and delivered to the Issuer and the Trustee, the obligations of the Company hereunder to the extent of the interest assigned or resubleased.

          (c)     The Company shall, not less than 30 days prior to the effective date thereof, furnish or cause to be furnished to the Issuer and to the Trustee a true and complete copy of each such assignment or resublease, as the case may be.

          SECTION 7.2.     Transfer of Issuer's Interest in Project. The Issuer agrees that, except for the assignment of this Sublease and the Subrentals hereunder to the Trustee pursuant to the Indenture, it will not sell, assign, convey, mortgage, encumber or otherwise dispose of any part of its interest in the Project (except as permitted by the Lease and Sublease pursuant to Sections 6.1 and 5.1 thereof and hereof, respectively), the Sublease (except as permitted by Section 5.1 hereof) or the Subrentals during the Sublease Term. If the laws of the State at the time shall so permit, nothing contained in this Section 7.2 shall prevent the consolidation of the Issuer with, or merger of the Issuer into, or transfer of the complete interest of the Issuer in the Project to, any public corporation whose property and income are not subject to taxation and which has corporate authority to carry on the business of owning and leasing the Project; provided that upon any such consolidation, merger or transfer, the due and punctual payment of the principal of, premium, if any, and interest on the Bonds according to their tenor, and the due and punctual performance and observance of all the agreements and conditions of this Sublease to be kept and performed by the Issuer, shall be expressly irrevocably and unconditionally assumed in writing in an instrument which is satisfactory and delivered to the Company and the Trustee by the entity resulting from such consolidation or surviving such merger or to which the Issuer's complete interest in the Project shall be transferred.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

          SECTION 8.1.     Events of Default Defined. The following shall be "events of default" under this Sublease, and the terms "event of default" or "default" shall mean, wherever they are used in this Sublease, any one or more of the following events:

          (a)     Failure by the Company to pay or cause to be paid that portion of the Subrentals which is attributable to the interest due or becoming due on any of the Bonds for a period of five days after the same shall become due and payable.

          (b)     Failure by the Company to pay or cause to be paid that portion of the Subrentals which is attributable to the principal of, or premium, if any, on any of the Bonds for a period of one day after the same shall become due and payable.

          (c)     Failure by the Company to pay or cause to be paid that portion of the Subrentals which is attributable to the purchase price of any of the Bonds after the same shall become due and payable.

          (d)     Failure by the Company to observe and perform any covenant, condition or agreement in the Lease or this Sublease on its part to be observed or performed, other than as referred to in subsections (a), (b) and (c) of this Section 8.1, for a period of 90 days after written notice, specifying such failure and requesting that it be remedied, is given to the Company by the Issuer or the Trustee. Notwithstanding the foregoing, under no circumstances shall failure by the Company to observe any covenant, agreement or representation in the Lease or this Sublease, which failure results in a mandatory redemption as provided in Section 9.2, be considered, in and of itself, an "event of default" under this Section 8.1 unless the mandatory redemption provided in said Section 9.2 shall not occur in accordance with the terms of said Section 9.2.

          (e)     An "event of default" as defined in Section 8.01 of the Indenture shall have occurred and be continuing.

A default under clause (d) of this Section 8.1 is not an Event of Default until the Trustee or the holders of at least 25% in principal amount of the Bonds then outstanding give the Issuer and the Company a notice specifying the default, demanding that it be remedied and stating that the notice is a "Notice of Default" and the Company does not cure the default within 30 days after receipt of the notice, or within such longer period as the Trustee shall agree to. The Trustee shall not unreasonably refuse to agree to a longer period if the default cannot reasonably be cured within 30 days after receipt of the notice and the Company has begun within 30 days and continued diligent efforts to correct the default. The foregoing provisions of clause (d) of this Section 8.1 are subject to the further qualification that if by reason of force majeure the Company is unable in whole or in part to carry out its agreements herein contained, other than the obligations on the part of the Company contained in Article IV and Sections 5.3, 6.3, 6.4, 7.1 and 8.4, the Company shall not be deemed in default during the continuance of such inability. The term "force majeure" as used herein shall mean the following: acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders of any kind of the government of the United States or of the State or of any of their departments, agencies or officials, or of any civil or military authority; insurrections; riots; epidemics; landslides; lightning; earthquake; fire; hurricanes; storms; floods; washouts; droughts; arrests; restraint of government and people; civil disturbances; explosions; breakage or accident to machinery; partial or entire failure of utilities; or any other cause or event not reasonably within the control of the Company. The Company agrees, however, to remedy with all reasonable dispatch the cause or causes preventing the Company from carrying out its agreements; provided that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Company, and the Company shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is in the judgment of the Company unfavorable to the Company.

          SECTION 8.2.     Remedies on Default. In the event any of the Bonds shall at the time be outstanding and provision for the payment thereof shall not have been made in accordance with the provisions of the Indenture, whenever any event of default referred to in Section 8.1 shall have happened and be continuing, the Issuer may take any one or more of the following remedial steps:

          (a)     The Issuer may declare, as liquidated damages, all Subrentals payable under Section 4.3(a) for the remainder of the Sublease Term to be immediately due and payable, whereupon the same shall become immediately due and payable.

          (b)     The Issuer may take whatever action which may be available at law or in equity, including mandamus, as may appear necessary or desirable to collect the Subrentals then due and thereafter to become due or to enforce the performance and observance of any obligation, agreement or covenant of the Company under this Sublease.

Any amounts collected pursuant to action taken under this Section 8.2 shall be paid to the Trustee and applied in accordance with the provisions of Section 8.10 of the Indenture, or if the Bonds have been fully paid (or provision for payment thereof has been made in accordance with the provisions of the Indenture), such amounts shall be paid to the Company.

          SECTION 8.3.     No Remedy Exclusive. No remedy herein conferred upon or reserved to the Issuer is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Sublease or under the Indenture or now or hereafter existing at law or in equity or by statute; provided, however, that no remedy shall be exercised in any manner so as to impair the payment of principal of, premium, if any, purchase price of, or interest on any of the Bonds. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer to exercise any remedy reserved to it in this Article VIII, it shall not be necessary to give any notice, other than such notice as may be herein expressly required.

          SECTION 8.4.     Agreement to Pay Attorneys' Fees and Expenses. In the event the Company should default under any of the provisions of this Sublease and the Issuer and the Trustee should employ attorneys or incur other reasonable expenses for the collection of the Subrentals or the enforcement of the performance or observance of any obligation or agreement of the Company herein contained, the Company agrees that it will on demand therefor pay to the Issuer and the Trustee the reasonable fees and expenses of such attorneys and such other reasonable expenses so incurred by the Issuer or the Trustee.

          SECTION 8.5.     No Additional Waiver Implied by One Waiver. In the event any agreement contained in this Sublease should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder. No waiver shall be effective unless in writing and signed by the party making the waiver. The Issuer shall have no power to waive any default hereunder by the Company without the consent of the Trustee to such waiver.

          SECTION 8.6.     Remedial Rights Assigned to the Trustee. Upon the execution and delivery of the Indenture and the issuance and delivery of the Bonds, the Issuer will, pursuant to the Indenture, have assigned to the Trustee all rights and remedies conferred upon or reserved to the Issuer by this Sublease, reserving only its rights under Section 4.3(d), Section 6.4 and Section 8.4. The Issuer and the Company agree that the Trustee shall have the exclusive right to exercise such rights and remedies conferred upon or reserved to the Issuer by this Sublease in the same manner and to the same extent, but under the limitations and conditions imposed hereby, that the Trustee is authorized to exercise rights and remedies upon the occurrence of an event of default under the Indenture.

ARTICLE IX
PREPAYMENT OF SUBRENTALS

          SECTION 9.1.     Options to Prepay. The Company shall have the following option to prepay Subrentals payable under this Sublease:

          (a)     At any time, the Company may prepay any and all the Subrentals payable under this Sublease by paying to the Trustee moneys or U.S. Government Obligations the principal of and interest on which U.S. Government Obligations when due, when added to the amount on deposit with the Trustee and available for the purpose, will be sufficient to pay, retire and redeem all the outstanding Bonds in accordance with the provisions of Article VII of the Indenture (including, without limiting the generality of the foregoing, principal, interest to maturity or earliest applicable redemption date, as the case may be, premium, if any, expenses of redemption and the fees and expenses of the Trustee and Issuer), and in case of redemption, making arrangements satisfactory to the Trustee for the giving of the required notice of redemption, whereupon the Sublease Term shall terminate.

          (b)     At any time, the Company may prepay any portion of the Subrentals payable under this Sublease for deposit with the Trustee in order to redeem Bonds as set forth in the Indenture and the Bonds.

          SECTION 9.2.     Extraordinary Mandatory Prepayment of Subrentals in Whole or in Part. In the event of a mandatory redemption of the Bonds, the Company shall prepay the Subrentals payable hereunder in an aggregate amount that shall be sufficient to provide for such redemption.

          If such prepayment of Subrentals and the resulting redemption shall occur in accordance with the terms hereof, then failure by the Company to observe a covenant, agreement or representation in the Lease or this Sublease (which failure results in such redemption) shall not in and of itself constitute an "event of default" under Section 8.1 hereof or Section 8.01 of the Indenture.

ARTICLE X
MISCELLANEOUS

          SECTION 10.1.     Notices. All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when delivered or mailed as provided in the Indenture.

          SECTION 10.2.     Other Instruments. The Issuer and the Company will execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, from time to time, such supplements hereto and such further instruments as may reasonably be required for correcting any inadequate or incorrect description of the Project hereby leased or intended so to be or for carrying out the intention of or facilitating the performance of this Sublease.

          SECTION 10.3.     Binding Effect. This Sublease shall inure to the benefit of and shall be binding upon the Issuer, the Company and their respective successors and assigns, subject, however, to the limitations contained in Section 6.3 and Article VII.

          SECTION 10.4.     Severability. In the event any provision of this Sublease shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

          SECTION 10.5.     Amounts Remaining under the Indenture. It is agreed by the parties hereto that any amounts remaining under the Indenture upon the expiration or sooner termination of the Sublease Term, as provided in this Sublease, after payment in full of the Bonds (or provision for payment thereof having been made in accordance with the provisions of Article VII of the Indenture), the fees, charges and expenses of the Trustee and the Issuer in accordance with the Indenture and all other amounts required to be paid under the Lease, this Sublease or the Indenture shall belong to and shall be paid to the Company by the Trustee as overpayment of Subrentals.

          SECTION 10.6.     Project to be Personalty. The Project and every part thereof shall be deemed to be personal property and not fixtures or real estate, whatever the manner of affixation.

          SECTION 10.7.     Issuer Not Liable. Notwithstanding any other provision of this Sublease, (a) the Issuer shall not be liable to the Company, the Trustee, any holder of any of the Bonds, or any other person for any failure of the Issuer to take action under this Sublease unless the Issuer (i) is reasonably requested in writing by an appropriate person to take such action and (ii) is assured of payment of or reimbursement for any expenses in such action as provided by Section 4.3(d), and (b) neither the Issuer nor any member of the governing body or any other official of the Issuer shall be liable to the Company, the Trustee, any holder of any of the Bonds, or any other person for any action taken by it or by its officers, servants, agents or employees, or for any failure to take action under this Sublease, except from funds received pursuant to this Sublease or the Indenture.

          No provision, covenant or agreement contained in this Sublease, the Indenture or the Bonds, or any obligation herein or therein imposed upon the Issuer, or the breach thereof, shall constitute or give rise to or impose upon the Issuer a pecuniary liability or a charge upon the general credit or taxing powers of the Issuer or the State. The Bonds shall not be payable from or a charge upon any funds other than the revenues pledged to the payment thereof under the Indenture, and the Issuer shall not be subject to any liability thereon. No owner or owners of any of the Bonds shall ever have the right to compel any exercise of the taxing power of the Issuer to pay any such Bonds or the interest thereon, or to enforce payment thereon against any property of the Issuer. The Bonds shall not constitute a charge, lien or encumbrance, legal or equitable, upon any property of the Issuer. The Company covenants and agrees that it will perform, on behalf of the Issuer, all affirmative obligations of the Issuer under the Indenture and this Sublease, except such affirmative obligations that only the Issuer may legally perform.

          No covenant or agreement contained in the Bonds or in the Indenture shall be deemed to be the covenant or agreement of any official, officer, agent or employee of the Issuer in his or her individual capacity, and neither the members of the Issuer nor any official executing the Bonds shall be liable personally on the Bonds or be subject to any personal liability or accountability by reason of the issuance thereof.

          SECTION 10.8.     Amendments. Subsequent to the issuance of the Bonds and prior to the payment in full of all Bonds (or provision for the payment thereof having been made in accordance with the provisions of Article VII of the Indenture), this Sublease may not be amended, changed, modified, altered or terminated except as provided in Article XI of the Indenture.

           SECTION 10.9.     Net Lease. This Sublease shall be deemed and construed to be a "net lease," and the Company shall pay absolutely net during the Sublease Term the Subrentals and all other payments required hereunder, without abatement, diminution, counterclaim or set-off.

          SECTION 10.10     Approvals. Whenever under the provisions of this Sublease the approval of the Company is required, or the Issuer is required to take some action at the request of the Company, such approval shall be given or such request shall be made by the Company Representative unless otherwise specified in this Sublease, and the Issuer shall be authorized to act on any such approval or request, and the Company shall have no complaint or recourse against the Issuer as a result of any such action taken.

          SECTION 10.11.     Covenant Against Default. The Issuer covenants and agrees that it will not take any action which would result in the occurrence of an "event of default" as such term is defined in the Lease, this Sublease or the Indenture and will, at the expense of the Company, take all actions necessary to prevent any such default.

          SECTION 10.12.     References to Bonds Ineffective After Bonds Paid. Upon payment in full of the Bonds (or provision for payment thereof having been made in accordance with the provisions of Article VII of the Indenture), all fees and charges of the Trustee and all other liabilities of the Company accrued under this Sublease and the Lease, all references in this Sublease to the Bonds and the Trustee shall be ineffective, and neither the Trustee nor the holders of any of the Bonds shall thereafter have any rights hereunder, excepting those that shall have theretofore vested.

          SECTION 10.13.     If Payment or Performance Date a Non-Business Day. If the date for making any payment, or the last date for performance of any act or the exercise of any right, as provided in this Sublease, shall not be a Business Day, such payment may be made or act performed or right exercised on the next Business Day, with the same force and effect as if done on the nominal date provided in this Sublease, and no interest shall accrue for the period after such nominal date to the date of performance.

          SECTION 10.14.     Headings Not Part of Lease. Any headings preceding the text of the articles and sections hereof, and any table of contents appended to copies hereof, shall be solely for convenience of reference and shall not constitute a part of this Sublease, and shall not affect its meaning, construction or effect.

          SECTION 10.15.     Execution of Counterparts. This Sublease may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

          SECTION 10.16.     Kansas Law Governs. This Sublease shall be governed by, and construed in accordance with, the laws of the State.

          IN WITNESS WHEREOF, the Issuer and the Company have caused this Sublease to be executed in their respective corporate names and their respective seals to be hereunto affixed and attested by their duly authorized officers, all as of the date first above written.

CITY OF BURLINGTON, KANSAS

BY  /s/Dr. L. Dean Kirchner
            Mayor

ATTEST:

/s/Daniel K. Allen
City Clerk

KANSAS CITY POWER & LIGHT COMPANY

BY  /s/B. J. Beaudoin
Executive Vice President and
Chief Financial Officer

ATTEST:

/s/Jeanie Sell Latz
  Corporate Secretary

          The Bank of New York, as the Trustee referred to in the attached Sublease, hereby acknowledges receipt of the attached Sublease, which Sublease shall be the original counterpart of such Sublease as described in Section 4.7 of such Sublease and for purposes of the Uniform Commercial Code.

          Dated this 11 day of August, 1998

By  /s/Shanti Singh
Authorized Signatory

          The interest of the City of Burlington, Kansas, in the Subrentals and other moneys payable by the Company to the Issuer under this Sublease, except rights to payments under Sections 4.3(d), 6.4 and 8.4 of this Sublease, and certain other rights of the Issuer under this Sublease have been assigned and pledged to The Bank of New York, as Trustee, under the Indenture of Trust dated as of August 1, 1998, from the Issuer, to secure Environmental Improvement Revenue Refunding Bonds (Kansas City Power & Light Company Project) Series 1998A, Series 1998B, Series 1998C and Series 1998D of the Issuer.

STATE OF MISSOURI   )
                    ) SS.
COUNTY OF JACKSON   )

          BE IT REMEMBERED, that on this 11 day of August, 1998, before me, the undersigned, a Notary Public in and for the County and State aforesaid, came L. Dean Kirchner, Mayor of the City of Burlington, Kansas, and Daniel K. Allen, City Clerk of said Issuer, who are personally known to me to be such officers, and who are personally known to me to be the same persons who executed, as such officers, the within instrument on behalf of said Issuer, and such persons duly acknowledged the execution of the same to be the act and deed of said Issuer.

          IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, the day and year last above written.

/s/Jacquetta L. Hartman
Notary Public

[SEAL]

Typed Name:

Jacquetta L. Hartman
Notary Public, State of Missouri
County of Ray
My Commission Expires 04/08/00

My commission expires:

STATE OF MISSOURI   )
                    ) SS.
COUNTY OF JACKSON   )

          BE IT REMEMBERED, that on this 11 day of August, 1998, before me, the undersigned, a Notary Public in and for the County and State aforesaid, came B.J. Beaudoin, Executive Vice President and Chief Financial Officer of Kansas City Power & Light Company, and Jeanie Sell Latz, Corporate Secretary of said corporation, who are personally known to me to be such officers, and who are personally known to me to be the same persons who executed, as such officers, the within instrument on behalf of said corporation and such persons duly acknowledged the execution of the same to be the act and deed of said Corporation.

          IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, the day and year last above written.

/s/Jacquetta L. Hartman
Notary Public

Typed Name:

Jacquetta L. Hartman
Notary Public, State of Missouri
County of Ray
My Commission Expires 04/08/00

My commission expires:

EXHIBIT A

          To Equipment Lease Agreement, dated as of August 1, 1998, between Kansas City Power & Light Company and City of Burlington, Kansas and to Equipment Sublease Agreement, dated as of August 1, 1998, between the City of Burlington, Kansas, and Kansas City Power & Light Company.

          The Project consists of (i) the facilities financed with the proceeds of the Series 1985 Bonds (the "1985 Project") and (ii) the facilities financed with the proceeds of the 1987 Bonds (the "1987 Project").

SECTION I

          The 1985 Project consists of the following undivided interests in the Company's undivided interest in the following described components and related equipment and facilities acquired, constructed and installed on the Project Site at the Wolf Creek Generating Station in Coffey County, Kansas.

A 5.483% undivided interest in:

the Circulating Water Cooling System, which includes a circulating water piping system, circulating water pumphouse, circulating water make-up system and an approximately 5,000 acre circulating water reservoir.

A 24.461% undivided interest in:

(1)  the Oil Waste Treatment System;
(2)  the Lime Sludge Pond;
(3)  the Settling Pond;
(4)  the Yard Drainage System;
(5)  the Secondary Liquid System;

(6)  the Liquid Radwaste System;
(7)  the Sanitary Waste Treatment Systems;
(8)  the Solid Radwaste System; and
(9)  the Chemical Waste Treatment System.

A 34.455% undivided interest in:

(1)  the Boron Recycle System;
(2)  the Chemical Volume Control Letdown; Waste Generator Blowdown System;
(3)  the Steam Generator Blowdown System;
(4)  the Control Building Ventilation Exhaust System;
(5)  the Auxiliary Building Ventilation Exhaust System;
(6)  the Condensor Air Removal System;
(7)  the Containment Atmospheric Control System;
(8)  the Containment Purge System; and
(9)  the Radiation Monitoring System.

A 16.227% undivided interest in:

(1)  the Make-up Water Treatment Chemical Waste System;
(2)  the Gaseous Radwaste System;
(3)  the Decontamination System;
(4)  the Condensate Polisher Resin Regeneration; and
(5)  the Spent Fuel Facility.

A 3.059% undivided interest in:

the Radwaste Building and Tunnel.

A 100% undivided interest in:

(1)  the wastewater treatment facility; and
(2)  the environmental monitoring facilities.

SECTION II

          The 1987 Project consists of the following undivided interests in the Company's undivided interest in the following described components and related equipment and facilities acquired, constructed and installed on the Project Site at the Wolf Creek Generating Station in Coffey County, Kansas:

A 28.070% undivided interest in:

the Circulation Water Cooling System, which includes a circulating water piping system, circulating water pumphouse, circulating water make-up system and an approximately 5,000 acre circulating water reservoir.

A 29.698% undivided interest in:

the Sewage Treatment Plant.

A 23.742% undivided interest in:

(1)  the Oil Waste Treatment Plant;
(2)  the Lime Sludge Pond;
(3)  the Settling Pond;
(4)  the Yard Drainage System;
(5)  the Secondary Liquid System;

(6)  the Liquid Radwaste System;
(7)  the Sanitary Waste Treatment Systems;
(8)  the Solid Radwaste System; and
(9)  the Chemical Waste Treatment System.

A 33.239% undivided interest in:

the Radwaste Building and Tunnel.

A 35.520% undivided interest in:

(1)  the Boron Recycle System;
(2)  the Chemical Volume Control Letdown; Waste Generator Blowdown System;
(3)  the Steam Generator Blowdown System;
(4)  the Control Building Ventilation Exhaust System;
(5)  the Auxiliary Building Ventilation Exhaust System;
(6)  the Condensor Air Removal System;
(7)  the Containment Atmospheric Control System;
(8)  the Containment Purge System; and
(9)  the Radiation Monitoring System.

A 54.192% undivided interest in:

the Waste Storage Warehouse.

A 83.883% undivided interest in:

(1)  the Make-up Water Treatment Chemical Waste System;
(2)  the Gaseous Radwaste System;
(3)  the Decontamination System;
(4)  the Condensate Polisher Resin Regeneration; and
(5)  the Spent Fuel Facility.

EXHIBIT B

          To Equipment Lease Agreement, dated as of August 1, 1998, between Kansas City Power & Light Company and the City of Burlington, Kansas and to Equipment Sublease Agreement, dated as of August 1, 1998, between the City of Burlington, Kansas and Kansas City Power & Light Company.

THE PROJECT SITE

          The Project Site consists of the following land and easements:

Beginning at the W 1/4 Cor Sec 24-T20S-Rl5E, thence East to the NE Cor W 1/2 W 1/2 SE 1/4 of said Sec 24, thence South to the SE Cor W 1/2 NW 1/4 NE 1/4 Sec 25-T20S-Rl5E, thence West to the West line of NE 1/4 of said Sec 25, thence South to the S 1/4 Cor said Sec 25, thence West to a point 797.8 feet East of the NW Cor NW 1/4 Sec 36-T20S-Rl5E, thence South 520 feet, thence Southeasterly to a point 1020 feet West of the SE Cor N 1/2 NW 1/4 of said Sec 36, thence South 200 Feet, thence West 621.85 feet, thence South 1198.97 feet, thence Southeasterly 350.7 feet to a point 180 feet South of the NE Cor W 1/2 SW 1/4 of said Section 36, thence South to the NE Cor SW 1/4 SW 1/4 of said Sec 36, thence East to the East line of W 1/2 of said Sec 36, thence South to the S 1/4 Cor of said Sec 36, thence East to the SW Cor E 1/2 SE 1/4 SE 1/4 of said Sec 36, thence North to the NW Cor E 1/2 SE 1/4 SE 1/4 of said Sec 36, thence East to the NE Cor W 1/2 SW 1/4 SW 1/4 Sec 31-T20S-Rl6E, thence South to the SE Cor of said W 1/2 SW 1/4 SW 1/4, thence East to the NE Cor Sec 6-T21S-Rl6E, thence South to the NW Cor S 1/2 N 1/2 Sec 5-T21S-Rl6E thence East to the NE Cor SW 1/4 NW 1/4 Sec 4-T21S-Rl6E, thence South to the SE Cor SW 1/4 SW 1/4 of said Sec 4, thence West to the NE Cor Sec 8-T21S-Rl6E, thence South to the SE Cor of said Sec 8, thence West 1704.96 feet, thence South to the North line S 1/2 NE 1/4 Sec 17-T21S-Rl6E, thence East to the NE Cor S 1/2 NW 1/4 Sec 16-T21S-Rl6E, thence South to the S 1/4 Cor Sec 21-T21S-Rl6E, thence West to a point 450 feet West of SE Cor Sec. 20-T21S-Rl6E, thence South to a point 450 feet West of the E 1/4 Cor Sec 29-T21S-Rl6E, thence West to the center of said Sec 29, thence South to the SE Cor N 1/2 SW 1/4 of said Sec 29, thence West to the SW Cor of said N 1/2 SW 1/4, thence North to the SE Cor of the North 70 acres of the SE 1/4 Sec 30-T21S-Rl6E, thence West to the SW Cor of the North 70 acres of said SE 1/4, thence North to the center of said Sec 30, thence West to the W 1/4 Cor of said Sec 30, thence North to the NW Cor of said Sec 30, thence West to the SW Cor E 1/2 E 1/2 SE 1/4 of Sec 24-T21S-Rl5E, thence North to the NW Cor of said E 1/2 E 1/2 SE 1/4, thence East to the SE Cor NE 1/4 of said Sec

24, thence North to the SE Cor NE 1/4 SE 1/4 Sec 13-T21S-RI5E, thence West to the SW Cor of said NE 1/4 SE 1/4, thence North to the NW Cor of said NE 1/4 SE 1/4, thence West to the center of said Sec 13, thence North to the N 1/4 Cor said Sec 13, thence West to the SW Cor SE 1/4 SW 1/4 of Sec 12-T21S-Rl5E, thence North to the NW Cor of said SE 1/4 SW 1/4, thence West to the SW Cor NW 1/4 SW 1/4 of said Sec 12, thence North to the NW Cor of said Sec 12, thence West to the SW Cor E 1/2 SE 1/4 Sec 2-T21S-Rl5E, thence North 1700 feet, thence West 670 feet, thence North to the North line S 1/2 NE 1/4 of said Sec 2, thence West to the NW Cor S 1/2 NE 1/4 of said Sec 2, thence North to a point 1050 feet South of the North line of said Sec 2, thence West 600 feet, thence North to a point 720 feet West of NE Cor SE 1/4 Sec 34-T20S-Rl5E, thence East to the center of Sec 35-T20S-Rl5E, thence North to the center of Sec 26-T20S-Rl5E, thence East to the SE Cor W 1/2 SE 1/4 NE 1/4 of said Sec 26, thence North to the NE Cor of said W 1/2 SE 1/4 NE 1/4, thence East to the East line of said Sec 26, thence North to the W 1/4 Cor Sec 24-T20S-Rl5E being the point of beginning, except Stringtown Cemetery and except a tract in the NE 1/4 NE 1/4 Sec 1-T21S-Rl5E described as beginning at a point 1060.0 feet South of NE Cor said NE 1/4, thence West 446.9 feet, thence South 730.0 feet, thence East 446.0 feet, thence North 726.2 feet to point of beginning.

With respect to the following properties, which are contained within the above perimeter description, said properties are held by way of an easement acquired by way of condemnation and are subject to certain rights of reversion:

The Southeast 1/4 of the Southwest 1/4 of Section 35, Township 20 South, Range 15 East, and a tract beginning at the Northwest corner of the South 1/2 of the Southeast Quarter of Section 35, Township 20 South, Range 15 East; thence South 89 degrees, 53 minutes, 38 seconds, East, 410.00 feet along the North line of the South one-half of said quarter section; thence South 00 degrees, 38 minutes, 42 seconds, West, 400.00 feet parallel with the West line of said quarter section; thence South 46 degrees, 16 minutes, 17 seconds, West, 148.58 feet; thence North 89 degrees, 53 minutes, 38 seconds, West, 303.79 feet to a point on the West line of said quarter section; thence North 00 degrees, 38 minutes, 42 seconds, East, 502.91 feet to the Point of Beginning.

A tract in Section 1, Township 21 South, Range 15 East described as commencing at a point situated in the center of Wolf Creek about 41 rods West of the Southeast corner of said Section 1 thence West on said section line to another point in the center of said Wolf Creek, thence down the center of said creek to the place of beginning.

The East 1/2 of the Northwest 1/4, the East 1/2 of the Southwest 1/4, the Northwest 1/4 of the Southwest 1/4, the West 1/2 of the Northeast 1/4 and the Northeast 1/4 of the Northeast 1/4 of Section 12, Township 21 South, Range 15 East, except that part of the North 1/2 of the Northeast 1/4 of Section 12 lying North of Wolf Creek.

The North 1/2 of the Southwest 1/4 of the Northeast 1/4 and the Southwest 1/4 of the Southwest 1/4 of the Northeast 1/4 of Section 30, Township 21 South, Range 16 East.

The West 1/2 of the Northwest 1/4 of Section 29 and the Southeast 1/4 of the Northeast 1/4 and the Southeast 1/4 of the Southwest 1/4 of the Northeast 1/4 of Section 30, all in Township 21 South, Range 16 East.

The South 1/2 of the Southwest 1/4 of Section 19, Township 21 South, Range 16 East, except tract 16 rods X 20 rods for school located in Southeast corner hereof.

30